                                      SULLIVAN & WORCESTER LLP               T  202 775 1200

                                      1666 K STREET, N.W.                           F  202 293 2275

                                      WASHINGTON, D.C. 20006                   www.sandw.com

May 19, 2006

Evergreen Equity Trust

200 Berkeley Street

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have been requested by Evergreen Equity Trust, a Delaware statutory trust with transferable shares (the “Trust”) established under an Agreement and Declaration of Trust dated September 18, 1997, as amended (the “Declaration”), for our opinion with respect to certain matters relating to Evergreen Omega Fund (the “Acquiring Fund”), a series of the Trust.  We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of Evergreen Aggressive Growth Fund (the “Selling Fund”), a series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Selling Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the “Plan”).

We have, as special counsel to the Trust, participated in various business and other proceedings relating to the Trust.  We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware.  To the extent that conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

Based upon the foregoing, and assuming the approval by shareholders of the Selling Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on August 21, 2006, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We note that pursuant to Sections 4 and 5 of Article IV of the Trust’s Declaration, the Trustees have the power to cause any shareholder or any shareholder of a particular series to pay directly, in advance or arrears, certain expenses of the Trust by setting off such expenses due from such shareholders from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP

(W0140768)